Exhibit 99.1

1808 Swift Drive Oak Brook, Illinois 60523-1501 Phone: 630.586.8000 Fax: 630.586.8010 www.CenterPoint-Prop.com

AT THE COMPANY:

John S. Gates, Jr.	Paige H. Gilchrist
Co-Chairman and CEO	Vice President, External Affairs
pgilchrist@centerpoint-prop.com

For Immediate Release
February 17, 2004

CENTERPOINT ANNOUNCES FOURTH QUARTER AND FULL YEAR 2003 RESULTS

2003 EPS Increases 13.3% to $3.16

•                                          2003 FFO Per Share Increases 3.7% to $4.16

•                                          28% Increase in Annual Dividend to $3.12 per share for 2004, 10th Consecutive Annual Increase

•                                          Operating Portfolio 93.8% Occupied

•                                          $385 Million of Investments and $265 Million of Dispositions Completed in 2003

•                                          Expanding Investment and Disposition Pipeline

•                                          Balance Sheet Remains Strong – 5.2 to 1 Debt Service Coverage

•                                          Most Chicago Industrial Submarkets Active and Improving

Oak Brook, Illinois, February 17, 2004 - CenterPoint Properties Trust (NYSE: CNT) (the “Company”) reported today that 2003 earnings per share (“EPS”) increased 13.3% to $3.16 from $2.79 in 2002.  Fourth quarter 2003 EPS remained flat at $0.72 from fourth quarter 2002.

2003 Funds from operations (“FFO”) per share increased 3.7% to $4.16 from $4.01 in 2002 and fourth quarter 2003 FFO per share decreased 7.8% to $0.95 from $1.03 in fourth quarter 2002.

CenterPoint defines FFO as: net income available to common shareholders plus real estate depreciation and non-financing amortization, inclusive of fee income and gain or losses on industrial property sales (net of accumulated depreciation) of the Company and its unconsolidated affiliates.  See attached Reporting Definitions for further explanation of FFO.

The Company also reconfirmed its 2004 earnings guidance and expects to report 2004 EPS in the range of $3.25 to $3.65 and first quarter 2004 EPS of $0.75 to $0.83.  The Company expects to report FFO per share for full year 2004 of $4.55 to $4.75 and for first quarter 2004 of $1.08 to $1.12 per share.

“2003 marked our tenth year as a public Company.  Since our IPO in 1993, FFO per share has tripled and we have achieved a 22% average annual total return to shareholders.  In 2003, CenterPoint delivered double-digit earnings growth and a 36% total return to shareholders.  Additionally, we completed $385 million of investments and $265 million of dispositions.  This is significant given the economic and geopolitical environment of the past year.  These results prove that our business model and franchise can produce well above average results throughout the economic cycle,” stated John Gates, Co-Chairman and CEO.

- More -

“CenterPoint continues to see an abundance of real estate problems to solve in the metropolitan Chicago industrial property markets.  Meanwhile, demand has increased for existing space, build-to-suits, redevelopments and infrastructure developments.  We now control more than 3,267 acres of developable land in key submarkets, most of which was positioned very inexpensively.  This land bank should prove advantageous as the economy rebounds and customers look to expand their operations.  This should enhance our already very visible future earnings growth.”

Operating Portfolio 93.8% Occupied

As of December 31, 2003, the Company’s operating portfolio was 93.8% occupied.  In 2003, the Company renewed, replaced or sold 2,757,631 square feet or 65.5% of all 2003 scheduled lease expirations.  Renewals and replacements represented 2,560,561 square feet.  Renewal and replacement rents increased at an average rate of 2.9% on a GAAP basis and decreased 4.2% on a cash basis.

In total, including lease up of vacancy, the Company leased 5,340,035 square feet during 2003 at an average rental rate increase of 2.4% on a GAAP basis and a decrease of 4.0% on a cash basis.  Excluding properties sold, the Company retained 97.2% of its tenants.

Fourth quarter 2003 leasing activity totaled 1,107,575 square feet.  Rents for all fourth quarter 2003 leasing activity increased 0.3% on a GAAP basis and decreased 4.6% on a cash basis.  Renewals and replacements represented 506,819 square feet.  Rents on renewals and replacements increased 4.9% on a GAAP basis and were flat on a cash basis.

Paul Ahern, Chief Investment Officer stated, “We have a significant number of leases expiring in 2004.  However, the majority of these are at below-market rents and we continue to see improving activity in most submarkets.”

Investment Activity – $385 Million Completed in 2003

During 2003, the Company and its affiliates completed total investments of $385 million.  Excluding land, these investments are expected to produce an initial cash yield of 10.2% and a GAAP yield of 11.0%.  Build-to-suit developments completed in 2003 totaled $108 million and these developments are expected to produce an initial cash yield of 10.5% and a GAAP yield of 11.7%.  The Company also completed $277 million of property acquisitions.  Excluding land, these will produce an initial cash yield of 10.1% and a GAAP yield of 10.7%.

During the fourth quarter 2003, the Company completed $109 million of total investments producing an initial cash yield of 11.8% and GAAP yield of 12.4%.  Highlighting fourth quarter investment activity was a sale lease-back transaction to Caterpillar Corporation in Joliet, Illinois. CenterPoint acquired Caterpillar’s 280-acre hydraulics systems manufacturing campus, which consists of four buildings totaling 2.9 million square feet. Caterpillar signed a long-term lease for a significant portion of the property, which sits just east of the intersection of Interstate 55 and Interstate 80.

CenterPoint currently has seven build-to-suits under construction totaling approximately $71 million that are 74% pre-leased.  These projects are expected to produce a weighted average initial cash yield of 10.1% and long-term yield of 10.7%.

In November 2003, the Company announced its plans to develop a new distribution center for DSC Logistics at CenterPoint Intermodal Center (“CIC”) in Elwood, Illinois. DSC Logistics, a leading supply chain management company headquartered in Des Plaines, IL, has signed a long-term lease for 741,000 square feet.  Construction of this facility is expected to be completed in July 2004.

Also in the fourth quarter 2003, CenterPoint broke ground on a 157,000-square-foot airfreight facility at O’Hare Express North.  This building is expected to be delivered in April 2004.  The Company has received strong interest from both Asian cargo carriers and several freight forwarders.

Additionally, CenterPoint is developing a 40,000-square-foot build-to-suit for Allied Building Products, a national distributor of building materials, in Oak Forest, IL.  The wholesale distribution facility is under construction and is expected to be completed by May 2004.

Mike Mullen, President and Chief Operating Officer commented, “Fortunately, we are seeing expanding opportunities for investments, redevelopments and build-to-suits at attractive yields.  As customer inventories re-build, we expect this trend to continue.”

Disposition Activity – $265 Million Completed in 2003

CenterPoint and its affiliates completed dispositions totaling $265 million in 2003 and $64 million in the fourth quarter 2003.  Proceeds from these sales are redeployed into CenterPoint’s expanding pipeline of investments and build-to-suit developments.

Dispositions in the fourth quarter were highlighted by the sale of a 444,000-square-foot multi-tenant property, a 24-acre land parcel in McCook, Illinois. These dispositions nearly complete the sale of CenterPoint Business Center – McCook. CenterPoint has developed and sold more than 1.1 million square feet of light manufacturing and distribution facilities at that site, which formerly housed the GM Electromotive Plant. Earlier in 2003 CenterPoint acquired the former Reynolds Aluminum plant on an adjoining 242-acre parcel for redevelopment into a second McCook industrial park.

Also included in fourth quarter disposition activity was the last closing of the $91 million phased sale of the 600-acre rail facility at CIC leased to The Burlington Northern and Santa Fe Railway.

CenterPoint Affiliates

CenterPoint Venture LLC, a joint venture between CenterPoint Properties and CalEast (a joint venture between CalPERS and LaSalle Investment Management), was formed in January 2000 to position, package and sell stabilized industrial property investment opportunities routinely passed over by the Company due to its more “value-added” investment focus.

In 2003, CenterPoint Venture and its affiliates contributed net income to the Company of $2.1 million or EPS of $.09, and FFO of $7.4 million or $0.31 per share.  In the fourth quarter 2003, this venture contributed net income to the Company of $473,144 or EPS of $.02, and FFO of $609,507 or $0.03 per share.  Assets of the venture and its affiliates totaled $131.6 million at year end.

At December 31, 2003, Chicago Manufacturing Campus, LLC (a development joint venture between CenterPoint and Ford Motor Land Development Corporation) had assets totaling $80.5 million.  The 1.6 million-square-foot supplier park consisting of four buildings is 100% leased to various Ford suppliers.  The final 384,000-square-foot building was delivered in November 2003.

Both ventures’ financial statements are included in the Company’s supplemental investor package.

Balance Sheet Remains Strong

In 2003, $265 million of sales funded a majority of the $385 million of new investments.  Overall, internally generated funds (i.e. sale proceeds and retained cash flow) satisfied 71% of all capital requirements.  The balance was funded by debt.

At December 31, 2003, CenterPoint had a total of $835 million of senior debt outstanding with a weighted average interest rate of 4.6%.  Debt to total market capitalization was 31.5%.  EBITDA to debt service coverage was 5.2 to 1 and EBITDA to fixed charge coverage was 4.6 to 1.

In January 2004, CenterPoint announced a $48 million Tax Increment Financing (“TIF”) sale.  To date, approximately $88 million of 10% tax-exempt CIC TIF Notes have been issued to CenterPoint.  The Company retains approximately $64 million of these TIF Notes and expects to receive up to an additional $47 million of TIF Notes as the CIC park progresses.  The Company announced a change in accounting principles relating to TIF assets at the time of the TIF sale.  Please refer to the January 22, 2004 release for further detail on the sale and the change in accounting principles.

Paul Fisher, Chief Financial Officer commented, “Our balance sheet remains strong and flexible with substantial capacity for future investment.  In 2003, we refinanced $150 million of long-term notes, renegotiated and renewed our $350 million credit line and redeemed $75 million of 8.48% Series A Preferred Shares.  Additionally the debt associated with the phased BNSF sale was retired by the end of the year.  These transactions combined allowed us to reduce our weighted average interest rate from 6.2% to 4.6% over the past year and improve our coverage ratios.”

“In addition to assets sales, we continue to look for ways to efficiently create inexpensive capital for our expanding investment opportunities.  The recent TIF transaction was a perfect example of this strategy.”

28% Increase in Common Dividend

As a result of its confidence in the Company’s cash flow growth, in the fourth quarter 2003 the Board of Trustees voted to increase the dividend payable to common shareholders by 28% to $3.12 per share.  This is the tenth consecutive annual increase in the common dividend.

The Company’s payout ratio should remain relatively low and is the minimum payout management believes will be required by the REIT rules. The Company’s low payout ratio is a result of its desire to maximize internal capital formation. The Company paid a first quarter dividend of $0.78 per common share on February 2, 2004, to shareholders of record as of January 22, 2004.

Greater Chicago Industrial Property Market Improving

According to combined market data from Colliers Bennett & Kahnweiler and The Polacheck Company, vacancy in the greater Chicago industrial property market was flat at 8.9% in fourth quarter 2003 compared with third quarter 2003.

Gross absorption in the 1.3 billion square foot greater Chicago market for the full year 2003 was 49.4 million square feet, 6.7% higher than the 46.3 million square feet absorbed in 2002.

Submarkets showing strong gross absorption in 2003 were the Southwest Suburbs with 9.5 million square feet (4.8 million of which was completed in the fourth quarter), O’Hare with 5.7 million square feet and the Chicago South Suburbs with 5.4 million square feet.

New industrial construction in the greater Chicago market was 15.3 million in 2003 compared to 14.1 million square feet in 2002.

CenterPoint Properties Trust

CenterPoint is a publicly traded real estate investment trust (REIT) and the largest industrial property Company in the 1.3 billion-square-foot Chicago regional market.  The Company and its affiliates currently own and operate approximately 36 million square feet and own or control an additional 3,267 acres of land upon which 50.1 million square feet could be developed.  The Company is focused on providing unsurpassed tenant satisfaction and adding value to its shareholders through customer driven management, investment, development and redevelopment of warehouse, distribution, light manufacturing buildings and logistics infrastructure.  The first major REIT to focus on the industrial property sector, CenterPoint had a total market capitalization of approximately $2.7 billion as of December 31, 2003.

Statements in this release, which are not historical, may be deemed forward-looking statements under federal securities laws.  There can be no assurance that future results will be achieved and actual results could differ materially from forecasts and estimates.  Factors that could cause actual results to differ materially are general business and economic conditions, completion of pending acquisitions, competitive market conditions, weather, pricing of debt and equity capital markets and other risks inherent in the real estate business.  Such factors are listed in the Company’s Form 10-K or 10-Q.

An Investor conference call will be held Wednesday, February 18, 2004 beginning 1:00 p.m. CST, 2:00 p.m. EST.  This call will be broadcast live on www.centerpoint-prop.com . To listen to the webcast, your computer must have either RealAudio or Media Player installed.  If you do not have either player, the CenterPoint website will have instructions for installing one at the Pre-event System Test link.  An online replay will also be available approximately one hour after the call.  A replay of the call will be available after 5:00 p.m. on Wednesday, February 18, 2004. The replay number is 888-266-2081, passcode 372807.

Supplemental financial and operating information will be available on the Company’s web site at www.centerpoint-prop.com after 8:00 p.m. CT on Tuesday, February 17, 2004.

Financial Statements to Follow...

CENTERPOINT PROPERTIES TRUST AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2003	December 31, 2002

Assets:
Investment in real estate:
Land	$194,965	$179,466
Buildings	824,248	772,722
Building improvements	148,519	132,274
Furniture, fixtures, and equipment	24,516	22,764
Construction in progress	150,126	111,883
	1,342,374	1,219,109
Less accumulated depreciation	(169,387)	(143,587)
Real estate held for sale, net of depreciation	6,302	48,632
Net investment in real estate	1,179,289	1,124,154

Cash and cash equivalents	231	1,234
Restricted cash	42,520	60,441
Tenant accounts receivable, net	36,891	31,487
Mortgage and notes receivable (1)	63,084	30,287
Investment in and advances to affiliate	47,139	30,997
Prepaid expenses and other assets	21,800	15,679
Deferred expenses, net	28,289	16,463

	$1,419,243	$1,310,742

Liabilities and shareholders’ equity
Mortgage notes payable and other debt	$26,955	$84,681
Senior unsecured debt	500,000	500,000
Tax-exempt debt	94,210	94,420
Line of credit	213,700	18,000
Preferred dividends payable	—	1,060
Accounts payable	19,707	11,942
Accrued expenses	70,276	61,952
Rents received in advance and security deposits	11,894	11,728

	936,742	783,783

Shareholders’ equity:
Preferred equity	47,118	119,611
Common equity	487,978	477,069
Retained earnings (deficit)	(37,253)	(54,474)
Other comprehensive loss	(5,924)	(5,898)
Unearned compensation - restricted shares	(9,418)	(9,349)

	482,501	526,959

	$1,419,243	$1,310,742

(1) - Includes TIF notes receivable of $24,238.

CENTERPOINT PROPERTIES TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended December 31		Twelve Months Ended December 31
	2003	2002	2003	2002
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue:
Minimum rents	$29,839	$27,091	$111,571	$104,348
Straight-line rents	768	494	3,520	2,038
Expense reimbursements	8,628	6,817	33,320	29,887
Mortgage interest income	285	297	1,318	896
Real estate fee income	1,509	2,240	11,988	12,230

Total revenue	41,029	36,939	161,717	149,399

Expenses:
Real estate taxes	6,868	6,258	30,666	27,724
Property operating and leasing	11,579	6,904	29,945	23,904
General and administrative	3,394	2,574	8,681	7,023
Depreciation and amortization	9,039	8,108	34,763	31,935
Interest expense:		—
Interest incurred, net	6,690	7,351	23,305	26,880
Amortization of deferred financing costs	859	950	3,354	2,918
Impairment of assets held for sale	—	1,228		1,228

Total expenses	38,429	33,373	130,714	121,612

Income from continuing operations before income taxes and equity in net income of affiliate	2,600	3,566	31,003	27,787

Provision for income taxes (expense) benefit	521	176	(1,111)	(1,373)
Equity in net income of affiliate (1)	792	1,374	2,281	1,994
Income from continuing operations	3,913	5,116	32,173	28,408

Discontinued operations:

Gain on sale, net of tax	12,996	12,241	36,785	29,899
Income from operations, net of tax	573	1,040	3,402	4,123

Income before gain on sale of real estate and cumulative effect of change in accounting principle	17,482	18,397	72,360	62,430

Gain on sale of real estate, net of tax (2)	753	1,118	5,696	12,962

Income before cumulative effect of change in accounting principle	18,235	19,515	78,056	75,392

Cumulative effect of change in accounting principle (3)	—	—	6,528	—

Net Income	18,235	19,515	84,584	75,392

Preferred dividends	(922)	(2,523)	(9,599)	(10,090)

Net income available to common shareholders	$17,313	$16,992	$74,985	$65,302

Per share income available to common shareholders from continuing operations
Basic	$0.16	$0.16	$1.23	$1.37
Diluted	$0.16	$0.16	$1.19	$1.34

Per share income from discontinued operations
Basic	$0.59	$0.58	$1.75	$1.50
Diluted	$0.56	$0.56	$1.70	$1.45

Per share net income from cumulative effect of change in accounting principle
Basic	$—	$—	$0.28	$—
Diluted	$—	$—	$0.27	$—

Per share net income available to common shareholders
Basic	$0.75	$0.74	$3.26	$2.87
Diluted	$0.72	$0.72	$3.16	$2.79

Distributions per share	$0.608	$0.578	$2.430	$2.310

(1)  Results of investments accounted on the equity basis include CenterPoint Venture, LLC,  and Chicago Manufacturing Campus, LLC.  See summary financial statements in the supplemental schedules.

(2)  For the quarter ended December 31, 2003 and 2002, gains are attributed to $64,882 and $48,133 of dispositions, respectively. For the year ended December 31, 2003 and 2002, gains are attributed  to $156,411 and $188,001 of dispositions, respectively.

(3)  See press release dated January 22, 2004

CENTERPOINT PROPERTIES TRUST AND SUBSIDIARIES

FUNDS ANALYSIS

(in thousands, except share data)

	Three Months Ended December 31		Twelve Months Ended December 31
	2003	2002	2003	2002
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

RECONCILIATION OF NET INCOME TO FUNDS FROM OPERATIONS

Funds from operations
Net income available to common shareholders	$17,313	$16,992	$74,985	$65,302
Add back/(deduct):
Depreciation and amortization, net of tax:
Continuing operations	8,755	7,790	33,721	30,975
Discontinued operations	293	490	1,548	2,860
Unconsolidated subsidiaries	375	82	858	301
Accumulated depreciation on sold industrial assets, net of tax	(3,855)	(1,272)	(5,869)	(5,647)
Cumulative effect of change in accounting principle	—	—	(6,528)	—

Funds from operations	$22,881	$24,082	$98,715	$93,791

Funds from operations per share	$0.95	$1.03	$4.16	$4.01

RECONCILIATION OF NET INCOME TO EBITDA

EBITDA
Net income available to common shareholders	$17,313	$16,992	$74,985	$65,302
Add back/(deduct):
Preferred dividends	922	2,523	9,599	10,090
Interest incurred, net	6,690	7,351	23,305	26,880
Depreciation and amortization	9,039	8,108	34,763	31,935
Amortization of deferred financing costs	859	950	3,354	2,918
Provision for income taxes expense (benefit)	(521)	(176)	1,111	1,373
Provision for income taxes expense (benefit) from gain on sale	89	—	50	1,302
Cumulative effect of change in accounting principle	—	—	(6,528)	—
Discontinued operations
Interest incurred, net	200	1,401	1,861	2,995
Depreciation and amortization	293	490	1,548	2,860
Provision for income taxes expense (benefit) from operations	92	115	411	282
Provision for income taxes expense (benefit) from gain on sale	806	2	452	291
EBITDA	$35,782	$37,756	$144,911	$146,228

Debt service coverage	5.2	4.3	5.8	4.9
Fixed charge coverage	4.6	3.3	4.2	3.7

Annualized FFO return on common equity

FFO return on common equity	18.76%	20.19%	20.23%	19.66%

Reconciliation of average shares outstanding
Basic Shares - GAAP	23,137,220	22,860,520	23,010,730	22,758,051
Add: Stock options/grants - common share equivalents	876,613	598,052	733,310	626,799
Diluted shares - GAAP/FFO	24,013,833	23,458,572	23,744,040	23,384,850

CENTERPOINT PROPERTIES TRUST AND SUBSIDIARIES
FOURTH QUARTER 2003 EARNINGS RELEASE DEFINITIONS

Cash Yield is initial Net Operating Income (“NOI”), excluding straight line rents, divided by total project cost.

Debt Service Coverage is EBITDA divided by interest incurred, net.

Debt to Total Market Cap is total debt from the balance sheet divided by the sum of total debt from the balance sheet plus the market value of shares outstanding at the end of the period.

EBITDA stands for earnings before interest, income taxes, depreciation and amortization.  Management believes that EBITDA is helpful to investors as an indication of property operations, because it excludes costs of financing and non-cash depreciation and amortization amounts.  EBITDA does not represent cash flows from operations as defined by GAAP, should not be considered by the reader as an alternative to net income as an indicator of the Company’s operating performance, and is not indicative of cash available to fund all cash flow needs.  Investors are cautioned that EBITDA, as calculated by the Company, may not be comparable to similarly titled but differently calculated measurers for other REITs.

FFO Payout Ratio is dividends paid during the period divided into Funds from Operations for that same period.

FFO Return on Common Equity is calculated as FFO divided by common equity.

Fixed Charge Coverage is EBITDA divided by the total of interest incurred, net and preferred dividends

Funds From Operations (FFO) The National Associations of Real Estate Investment Trust (“NAREIT”) defines funds from operations (“FFO”) (April, 2002 White Paper) as net income excluding gains (or losses) from sales of property, plus depreciation and amortization.  NAREIT adds, “management of each of its member companies has the responsibility and authority to publish financial information that it regards as useful to the financial community.”  Accordingly, CenterPoint calculates FFO, inclusive of fee income and industrial property sales (net of accumulated depreciation) of the Company and its unconsolidated affiliates.  The Company believes that FFO inclusive of cash gains better reflects recurring funds because the disposition of stabilized properties, and the recycling of capital and profits into new “value added” investments, is fundamental to the company’s business strategy.

GAAP Yield is initial NOI, including straight line rents, divided by total project cost.

Second Generation Costs include all capitalized costs incident to leasing, operating or improving the company’s portfolio excluding costs budgeted at acquisition or initial development or costs expended to materially increase the revenue potential of a property. Second Generation Costs, deducted in calculating FAD, can include leasing commissions and related costs, tenant specific improvements, or improvements to land or buildings.

Weighted Average GAAP Yield is calculated as the total NOI, including straight-line rents, for the 12 months following stabilization, divided by Total Costs.

Weighted Average Initial Cash Yield is calculated as the total NOI, excluding straight-line rents, for the 12 months following stabilization, divided by Total Costs.

Weighted Average Interest Rate is the annual interest expense for the current outstanding debt (most current interest rate X current debt outstanding) divided into the current debt outstanding.